
<ARTICLE> OPUR3
<LEGEND>
THE SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE TECO
ENERGY, INC. CONSOLIDATING BALANCE SHEET, CONSOLIDATING STATEMENT OF INCOME AND
CONSOLIDATING STATEMENT OF RETAINED EARNINGS AND IS QUALIFIED IN ITS ENTIRETY BY
REFERENCE TO SUCH FINANCIAL STATEMENTS.
</LEGEND>
<CIK> 0000350563
<NAME> TECO ENERGY, INC.
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   YEAR
<FISCAL-YEAR-END>                          DEC-31-1999
<PERIOD-START>                             JAN-01-1999
<PERIOD-END>                               DEC-31-1999
<BOOK-VALUE>                                  PER-BOOK
<TOTAL-ASSETS>                               4,690,107
<TOTAL-OPERATING-REVENUES>                   1,982,990
<NET-INCOME>                                   186,141<F1><F2>

<F1>Net income from continuing operations was $200.9 million and was affected by certain events and adjustments that were unusual in nature and resulted in charges which are not expected to recur in future periods. These charges reduced net income by $19.6 million.
<F2>Net income includes a $14.8 million after-tax loss from discontinued
operations.

